CONTACT:   Barry French
                                                                 (515) 296-8920
                                                                  barry@eai.com


     EAI TO  STREAMLINE  OPERATIONS  BY EXITING  NON-CORE BUSINESSES

 Second quarter Software Division revenues expected to be in line with consensus street expectations for software


AMES, Iowa - (July 6, 1999) - Engineering Animation, Inc. announced today that it would streamline its operations by exiting its Interactive Games and Science and Technology businesses. At the same time, the Company announced that it expects its Software Division revenues for the second quarter to be in line with consensus street expectations for the Software Division.

"We expect that our Software Division revenues will be on track in the second quarter," said Matthew Rizai, EAI president and CEO. "We continue to see strong demand for our enterprise communication, collaboration and analysis solutions as well as a great deal of excitement about our recently launched e-Vis(TM) solution for real-time collaboration over the Internet. In the Games and Science and Technology businesses, our strategy has been to limit our risk by providing multimedia product development - an EAI core competency - to distributors and publishers. Today, however, the games and publishing businesses are going through a period of dramatic change as a result of intense competition, consolidation, changing platform preferences and adapting to the Internet. As a developer, we have been feeling the impact of those changes. Given this market instability, we took a hard look at the future of our Games and Science and Technology businesses and made the tough decision to exit those operations and focus our resources on our high-potential enterprise solutions business."

EAI's exit from the Interactive Games and Science and Technology businesses will be accounted for as discontinued operations and reflected as such in the Company's future financial reporting. A reserve for discontinued operations will be created in the second quarter to cover the costs of exiting those businesses.

Over the next nine months, EAI's exit from its Interactive Games and Science and Technology businesses is expected to result in the reduction of approximately 100 full-time and 30 part-time positions primarily from the Company's Ames, Salt Lake City and New York City offices. At the same time, EAI is continuing to add positions in the Company's e-Vis and VisEPM(TM) solution areas, and some of the displaced employees may be able to transfer to these areas. Employees who are not able to find new positions within EAI will be offered severance packages and a variety of support services to aid their transition to new employment.

"This is a hard day for many of us at EAI as this action will impact friends and colleagues," said Marty Vanderploeg, executive vice president and chief technology officer of EAI. "We are confident, however, this is the right decision. EAI's enterprise solutions business - which constituted approximately 80 percent of the Company's 1998 revenues - has grown rapidly in recent years and now has more than 1,000 customers, including half of the Industry Week top 100 global manufacturing companies. By focusing on our enterprise solutions business, we can best position EAI for future growth and performance."

Prior to today's announcement, EAI Interactive had three business units - Games, Science and Technology and Litigation Services. As part of the changes announced today, EAI will complete current projects and exit fully from the Games and Science and Technology businesses, while Litigation Services will continue to operate as a separate business unit. Some of the people and resources from the discontinued operations will be refocused on providing Internet-based training and other Internet applications. The use of both the EAI Interactive and EAI Software Division names will be discontinued and the Company will go to market as EAI, tightly focused on its enterprise solution business.

The foregoing statements regarding the Company's anticipated results of operations for the second quarter, the discontinuance of the Interactive Games and Science and Technology businesses, and the impact of that discontinuance on the Company's employment levels and results of operations in future periods, are all forward-looking statements, and actual results or implementations could differ materially. Among the factors that could cause such differences are the following: final consolidation of the Company's results for the second quarter; any accounting adjustments made during the second quarter close; a higher than expected charge resulting from, among other things, the Company's inability to collect its receivables in the manner expected, greater than expected severance costs, write-down of assets and other related costs, losses during the wind-down period and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

About EAI

Engineering Animation, Inc. is the leader in Internet-enabled visual process management, collaboration, analysis and communication solutions for extended manufacturing enterprises. EAI's e-Vis and VisEPM solutions help manufacturing companies reduce costs while improving business practices, efficiency, quality and time-to-market. The Company, which maintains its corporate headquarters and technology center in Ames, Iowa, has offices worldwide.


For more  information,  visit EAI at  www.eai.com  or call (515) 296-9908.